Skinvisible Brings Patented Technology to the Topical and Transdermal Cannabis Industry

Invisicare Delivery System to Enhance Medical and Recreational Marijuana Product Lines

Las Vegas, NV – February 21st , 2017 – Skinvisible Pharmaceuticals, Inc., (OTCQB: SKVI), developers of over 40 topical prescription (Rx), over-the-counter (OTC) and cosmeceutical products using its patented Invisicare® polymer delivery systems, announces it has now additionally developed topical and transdermal cannabis products from hemp-derived CBD; with its next developments to include cannabinoids from marijuana (CBD and THC).

"Our research shows that Invisicare formulations have a much greater release of active ingredients than products in the marketplace, they resist wash-off and rub-off while still allowing the skin to breathe naturally. In addition to these great benefits, it is our belief that our 15 plus years of topical product development experience, as well as our 14 technology and product patents will stand-out in the cannabis marketplace as there is a great need for a “science based” product line such as ours,” said Terry Howlett, President of Skinvisible. “In conjunction with our partner CannaSkin, LLC, Skinvisible is seeking licensees to produce and market our cannabis product line in the 28 states where it has been legalized. We are also extending our reach to Canada and other approved countries while expanding our product line with an array of unique products.”

The cannabis market that Skinvisible has entered is vast and one of the fastest growing markets. There is a growing positive public opinion regarding the cannabis industry due to the increasing amount of encouraging scientific research proving the benefits and the increasingly supportive cannabis laws. The legal marijuana industry (medical and recreational) in the USA has reached over $6 billion in annual sales and is expected to increase to over $20 billion by 2020. In Canada, where the entire country is primed to add recreational marijuana nationally this year, the market is projected to reach $2.5 billion, with some future estimates at a staggering $10 to $22 billion annually. Skinvisible is poised to be a part of this expanding market. It is part of the ancillary cannabis market as Skinvisible does not sell or touch cannabis; it sells its proprietary Invisicare polymers coupled with proven product formulations and services to its licensees. Skinvisible will help bring science-based, patent protected products into this emerging industry.

Skinvisible’s Invisicare drug delivery technology enhances how ingredients are delivered to the skin and through the skin. Protected by comprehensive patents, Invisicare is the integral component of every formula developed by Skinvisible, including its cannabis product line. The Invisicare patents protect all Skinvisible formulations from duplication in the marketplace.

About Skinvisible Pharmaceuticals, Inc.

Skinvisible Pharmaceuticals is a R&D company that licenses its proprietary formulations made with Invisicare®, its patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products. Invisicare holds active ingredients on the skin for extended periods of time along with controlling the release of actives.

www.skinvisible.com www.invisicare.com

Forward-Looking Statements: This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10Q for the period ending September 30, 2016).

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Contact:

Doreen McMorran, Skinvisible Inc.

info@skinvisible.com

Phone: 702-433-7154